[Savient Letterhead]

Contact:

Mary Coleman

Savient Pharmaceuticals, Inc.

information@savient.com

(732) 418-9300

Kelly Sullivan / Jennifer Friedman

Joele Frank, Wilkinson Brimmer Katcher

ksullivan@joelefrank.com / jfriedman@joelefrank.com

(212) 355-4449

Savient Pharmaceuticals Reports Second Quarter 2011 Financial Results

Makes Significant Investment In and Progress Towards Building Long-Term Foundation for Success

New Comprehensive Market Research Study Defines Refractory Chronic Gout Market in U.S.

EAST BRUNSWICK, N.J. - (August 4, 2011) - Savient Pharmaceuticals, Inc. (NASDAQ: SVNT) today reported financial results for the three and six months ended June 30, 2011, which are reflective of significant investments in the U.S. launch of KRYSTEXXA® (pegloticase). Savient ended the quarter with $240.3 million in cash and short-term investments, a decrease of $27.7 million for the quarter. For the second quarter of 2011, the Company had a net loss of $30.2 million, or $0.43 per share, on total revenues of $2.0 million.  This compares with a net loss of $5.0 million, or $0.07 per share, on total revenues of $1.0 million for the same period in 2010. The net loss for the first six months of 2011 was $43.8 million, or $0.63 per share on total revenues of $3.3 million compared with a net loss of $13.3 million, or $0.20 per share, on total revenues of $2.1 million for the same period in 2010.

"The second quarter was a busy and exciting time at Savient and we are off to a promising start as we continue to build and develop a market for the first and only FDA approved treatment for Refractory Chronic Gout," said John H. Johnson, Chief Executive Officer and President of Savient. "By making key investments to build out our capabilities and implement new programs to support the commercialization of KRYSTEXXA, we believe we are effectively laying the groundwork to position KRYSTEXXA for success and build shareholder value."

Savient also today announced the results from a Company commissioned comprehensive U.S. Refractory Chronic Gout (RCG) market research study evaluating the market size of the RCG population. This market research study was sponsored by the Company in conjunction with a leading independent life sciences consulting firm. The results of the study indicate that there are approximately 120,000 RCG patients in the U.S., which represents 4.2% of the overall annual treated gout population. The study used a statistical approach using both primary and secondary data sources, including published literature, NHANES data, Medicare data and commercial claims data, and primary market research, including chart reviews.

"We believe this study represents the most comprehensive refractory chronic gout market research conducted to date, and the results provide critical data about the market for KRYSTEXXA," Johnson continued. "We are extremely pleased with the completion of this comprehensive assessment and we believe there is significant long-term market opportunity for KRYSTEXXA."

Operational Highlights:

  Completed a comprehensive market research study of the U.S. refractory chronic gout market.

  Received validation of the Marketing Authorization Application (MAA) that was filed with the European Medicines Agency (EMA) for KRYSTEXXA for the treatment of chronic gout in adult patients refractory to conventional therapy.

  Appointed Dr. Kenneth Bahrt as Chief Medical Officer.

  KRYSTEXXA has been stocked or is on formulary at 38 of the 127 institutions targeted.

  Established 104 new accounts in the quarter to further KRYSTEXXA sales, bringing total accounts to 140.

  Implemented the KRYSTEXXA Patient Initiation Program (KPIP), which provides patients suffering with RCG with a limited offer of two free doses of KRYSTEXXA.

  Presented three abstracts at the European League Against Rheumatism (EULAR) 2011 Annual Congress: two for oral presentation and one for poster presentation.

Financial Results of Operations for the Three and Six Months Ended June 30, 2011

Total revenues increased $1.0 million, or 101%, to $2.0 million for the three months ended June 30, 2011, as compared to $1.0 million for the three months ended June 30, 2010.  Total revenues increased $1.2 million, or 57%, to $3.3 million for the six months ended June 30, 2011, as compared to $2.1 million for the six months ended June 30, 2010. The higher net sales for the three and six months ended June 30, 2011 resulted primarily from the Company's full commercial launch of KRYSTEXXA in the first quarter of 2011 generating approximately $1.1 million and $1.4 million, respectively, in incremental net sales.

Research and development expenses increased by $0.5 million, or 7%, to $7.7 million for the three months ended June 30, 2011, from $7.2 million for the three months ended June 30, 2010 and decreased by $2.1 million, or 16%, to $11.5 million for the six months ended June 30, 2011, from $13.6 million for the six months ended June 30, 2010. The increase for the three months ended June 30, 2011 is primarily due to fees incurred during the current quarter to reserve manufacturing capacity at our potential secondary source supplier of pegloticase drug substance. The decrease in expenses for the six months ended June 30, 2011 resulted primarily from lower outside laboratory and clinical research organization expenses associated with the wind down of our open label extension clinical study in 2010.

Selling, general and administrative expenses increased $19.3 million to $23.9 million for the three months ended June 30, 2011, from $4.6 million for the three months ended June 30, 2010 and increased $31.0 million to $40.5 million for the six months ended June 30, 2011, from $9.5 million for the six months ended June 30, 2010. The higher costs were primarily due to increased selling and marketing expenses associated with the full commercial launch of KRYSTEXXA coupled with increased headcount relating to the hiring of our KRYSTEXXA sales force, reimbursement specialists and additional marketing personnel. We also ramped up our marketing efforts for KRYSTEXXA with an extensive presence at congresses including EULAR coupled with an increase in journal advertising and web-based promotion.

Interest expense on the Company's convertible notes was $4.9 million for the three months ended June 30, 2011, comprised of $2.7 million of interest expense and $2.2 million of non-cash amortization expense. Interest expense was $8.0 million for the six months ended June 30, 2011, comprised of $4.4 million of interest expense and $3.6 million of non-cash amortization expense.

Conference Call

Savient's management team will host a live conference call and webcast beginning at 9:00 a.m. Eastern Time on August 4, 2011, to discuss these results and to answer questions.

To participate by telephone, please dial 877-278-8171 (Domestic) or 574-941-7303 (International). The conference ID number is 84217509. The live and archived webcast can be accessed on the investor relations section of the Savient website at www.savient.com. Please log on to Savient's website fifteen minutes prior to the start of the call to ensure adequate time for any downloads that may be necessary.

A telephone replay will be available from 12:00 p.m. Eastern Time on August 4, 2011, through 12:00 a.m. Eastern Time on August 14, 2011, by dialing 855-859-2056 (Domestic) or 404-537-3406 (International) and entering conference ID number 84217509.

ABOUT SAVIENT PHARMACEUTICALS, INC.

Savient Pharmaceuticals, Inc. is a specialty biopharmaceutical company focused on developing and commercializing KRYSTEXXA® (pegloticase) for the treatment of chronic gout in adult patients refractory to conventional therapy. Savient has exclusively licensed worldwide rights to the technology related to KRYSTEXXA and its uses from Duke University ("Duke") and Mountain View Pharmaceuticals, Inc. ("MVP"). Duke developed the recombinant uricase enzyme and MVP developed the PEGylation technology used in the manufacture of KRYSTEXXA. MVP and Duke have been granted U.S. and foreign patents disclosing and claiming the licensed technology and, in addition, Savient owns or co-owns U.S. and foreign patents and patent applications, which collectively form a broad portfolio of patents covering the composition, manufacture and methods of use and administration of KRYSTEXXA. Savient also manufactures and supplies Oxandrin® (oxandrolone tablets, USP) CIII in the U.S. For more information, please visit the Company's website at www.savient.com.

FORWARD-LOOKING STATEMENTS

All statements other than statements of historical facts included in this press release are forward-looking statements that are subject to certain risks, trends and uncertainties that could cause actual results and achievements to differ materially from those expressed in such statements. These risks, trends and uncertainties are in some instances beyond our control. Words such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "will" and other similar expressions identify forward-looking statements, although not all forward-looking statements contain these identifying words. In particular, any statements regarding the status of our KRYSTEXXA® marketing efforts and additional plans related thereto, market demand and reimbursement for KRYSTEXXA, our view of the refractory chronic gout (RCG) market size based on the completion of our recent comprehensive study, and our market expansion plans including our MAA filing before the EMA are forward-looking statements. These forward-looking statements involve substantial risks and uncertainties and are based on our assessment and interpretation of the currently available data and information, current expectations, assumptions, estimates and projections about our business and the biopharmaceutical and specialty pharmaceutical industries in which we operate. Important factors that may affect our ability to achieve the matters addressed in these forward-looking statements include, but are not limited to, our ability to commercialize KRYSTEXXA®; the risk that the market for KRYSTEXXA is smaller than we have anticipated; our ability to retain the personnel whom we have hired and to hire the remaining personnel necessary to complete the build out of our commercial team; our reliance on third parties to manufacture KRYSTEXXA; competition from existing therapies and therapies that are currently under development, including therapies that are significantly less expensive than KRYSTEXXA; our ability to gain market acceptance for KRYSTEXXA among physicians, patients, health care payers and others in the medical community; whether we are able to obtain financing, if needed; economic, political and other risks associated with foreign operations; risks of maintaining protection for our intellectual property; risks of an adverse determination in intellectual property litigation; and risks associated with stringent government regulation of the biopharmaceutical industry and other important factors set forth more fully in our reports filed with the Securities and Exchange Commission, to which investors are referred for further information. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements, which speak only as of the date of publication of this press release. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments that we may make. We do not have a policy of updating or revising forward-looking statements and, except as required by law, assume no obligation to update any forward-looking statements.

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SVNT-I

(Tables to Follow)

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SAVIENT PHARMACEUTICALS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 30, 2011	December 31, 2010
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$198,648	$44,791
Short-term investments	41,698	20,070
Accounts receivable, net	2,050	909
Inventories, net	8,279	3,140
Prepaid expenses and other current assets	3,896	2,415

Total current assets	254,571	71,325

Deferred income taxes, net	-	4,200
Property and equipment, net	706	809
Deferred financing costs, net	4,299	-
Other assets (including restricted cash)	1,280	1,284

Total assets	$260,856	$77,618

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$8,112	$1,601
Deferred revenues	252	428
Deferred income taxes	12,014	-
Accrued interest on convertible notes	4,400	-
Other current liabilities	15,414	16,023

Total current liabilities	40,192	18,052

Convertible notes, net of discount of $56,677	173,323	-
Other liabilities	3,404	10,299
Commitments and contingencies
Stockholders' Equity:
Preferred stock-$.01 par value 4,000,000 shares authorized; no shares issued	-	-
Common stock-$.01 par value 150,000,000 shares authorized; 71,349,000 issued and outstanding at June 30, 2011 and 70,259,000 shares issued and outstanding at December 31, 2010	713	703
Additional paid-in-capital	402,579	364,139
Accumulated deficit	(359,355)	(315,576)
Accumulated other comprehensive income	-	1

Total stockholders' equity	43,937	49,267

Total liabilities and stockholders' equity	$260,856	$77,618

SAVIENT PHARMACEUTICALS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three months ended June 30,		Six Months Ended June 30,

	2011	2010	2011	2010

Revenues:
Product sales, net	$1,984	$987	$3,274	$2,080

Cost and expenses:
Cost of goods sold	1,008	381	1,424	577
Research and development	7,729	7,233	11,457	13,563
Selling, general and administrative	23,856	4,553	40,493	9,499

	32,593	12,167	53,374	23,639

Operating loss	(30,609)	(11,180)	(50,100)	(21,559)
Investment income, net	38	31	68	49
Interest expense on convertible notes	(4,876)	-	(7,987)	-
Other (expense) income, net	(202)	6,139	1,430	8,204

Loss before income taxes	(35,649)	(5,010)	(56,589)	(13,306)
Income tax benefit	(5,400)	-	(12,810)	-

Net loss	$(30,249)	$(5,010)	$(43,779)	$(13,306)

Loss per common share:
Basic and diluted	$(0.43)	$(0.07)	$(0.63)	$(0.20)

Weighted-average number of common and common equivalent shares:
Basic and diluted	70,075	66,906	70,035	66,634